UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A INFORMATION
Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934
(Amendment No.     )

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SONIC FOUNDRY, INC.
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SONIC FOUNDRY, INC.
222 West Washington Avenue
Madison, Wisconsin 53703

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
To Be Held March 3, 2016

The Annual Meeting of Stockholders of SONIC FOUNDRY, INC., a Maryland corporation (“Sonic”) will be held at the Monona Terrace Community and Convention Center, One John Nolen Drive, Madison, Wisconsin 53703 on March 3, 2016 at 9:00 a.m. local time, for the following purposes:

1.	To elect one director to hold office for a term of five years, and until his successor is duly elected and qualified.

2.	To ratify the appointment of Baker Tilly Virchow Krause LLP as our independent auditors for the fiscal year ending September 30, 2016.

3.	To transact such other business as may properly come before the meeting or any adjournments thereof.

All the above matters are more fully described in the accompanying Proxy Statement.

Only holders of record of Common Stock at the close of business on January 8, 2016 are entitled to notice of, and to vote at, this meeting or any adjournment or adjournments thereof.

Please complete and return the enclosed proxy in the envelope provided or follow the instructions on the proxy card to authorize a proxy by telephone or over the Internet, whether or not you intend to be present at the meeting in person.

By Order of the Board of Directors,

Kenneth A. Minor                    Madison, Wisconsin
Secretary                                January 27, 2016

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If you cannot personally attend the meeting, it is earnestly requested that you promptly indicate your vote on the issues included on the enclosed proxy and date, sign and mail it in the enclosed self-addressed envelope, which requires no postage if mailed in the United States or, follow the instructions on the proxy card to authorize a proxy by telephone or over the Internet. Doing so will save us the expense of further mailings. If you sign and return your proxy card without marking choices, your shares will be voted in accordance with the recommendations of the Board of Directors.
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SONIC FOUNDRY, INC.
222 W. Washington Avenue
Madison, Wisconsin 53703
January 27, 2016
PROXY STATEMENT

The Board of Directors of Sonic Foundry, Inc., a Maryland corporation (“Sonic”), hereby solicits the enclosed proxy. Unless instructed to the contrary on the proxy, it is the intention of the persons named in the proxy to vote the proxies:

FOR the election of Frederick H. Kopko, Jr. for a term expiring in 2021; and

FOR the ratification of the appointment of Baker Tilly Virchow Krause LLP as independent auditors of Sonic for the fiscal year ending September 30, 2016.

In the event that the nominee for director becomes unavailable to serve, which management does not expect, the persons named in the proxy reserve full discretion to vote for any other persons who may be nominated. Proxies may also be authorized by telephone or over the Internet by following the instructions on the proxy card. Any stockholder giving a proxy may revoke it at any time prior to the voting of such proxy. This Proxy Statement and the accompanying proxy are being mailed on or about February 1, 2016.

Each stockholder will be entitled to one vote for each share of Common Stock standing in his or her name on our books at the close of business on January 8, 2016 (the “Record Date”). Only holders of issued and outstanding shares of Sonic's common stock as of the close of business on the Record Date are entitled to notice of and to vote at the Annual Meeting, including any adjournment or postponement thereof. On that date, we had outstanding and entitled to vote 4,370,640 shares of Common Stock, held by approximately 4,100 stockholders, of which approximately 200 were held in street name.

QUORUM; VOTES REQUIRED

Votes cast by proxy or in person at the Annual Meeting will be tabulated by the inspector of elections appointed for the Annual Meeting and will determine whether or not a quorum is present. Where, as to any matter submitted to the stockholders for a vote, proxies are marked as abstentions (or stockholders appear in person but abstain from voting), such abstentions will be treated as shares that are present and entitled to vote for purposes of determining the presence of a quorum, but will not be treated as present and entitled to vote for any other purpose. If a broker indicates on the proxy that it does not have discretionary authority as to certain shares to vote on a particular matter and has not received instructions from the beneficial owner, which is known as a broker non-vote, such shares will also be considered present for purposes of a quorum, provided that the broker exercises discretionary authority on any other matter in the Proxy. A majority of the shares of Common Stock issued, outstanding and entitled to vote at the Annual Meeting, present in person or represented by proxy, shall constitute a quorum at the Annual Meeting. The election of the Director requires a plurality of the votes present and entitled to vote. Therefore, the director who receives the highest vote total will be elected. Neither an abstention nor a withheld vote will affect the outcome of the election. The ratification of the appointment of Baker Tilly Virchow Krause LLP requires the affirmative vote of the holders of a majority of the votes cast at the Annual Meeting. If you abstain or withhold your vote on this proposal, it will have no effect on the outcome of the proposal.

The New York Stock Exchange ("NYSE") has rules that govern brokers who have record ownership of listed company stock held in brokerage accounts for their clients who beneficially own the shares. Under these rules, brokers who do not receive voting instructions from their clients have the discretion to vote uninstructed shares on certain discretionary matters but do not have discretion to vote uninstructed shares as to certain other non-discretionary matters. A broker may return a proxy card on behalf of a beneficial owner from whom the broker has not received instructions that casts a vote with regard to discretionary matters but expressly states that the broker is not voting as to non-discretionary matters. The broker's inability to vote with respect to the non-discretionary matters with respect to which the broker has not received instructions from the beneficial owner is referred to as a "broker non-vote". Under current NYSE interpretations, the proposal to ratify the appointment of Baker Tilly Virchow Krause, LLP as our independent auditor is considered a discretionary matter.

DATE, TIME AND PLACE OF ANNUAL MEETING

The Annual Meeting will be held on March 3, 2016 at 9:00 a.m. (Central time) at the Monona Terrace Community and Convention Center, One John Nolen Drive, Madison, Wisconsin 53703.

PROPOSAL ONE: ELECTION OF DIRECTOR

Our Amended and Restated Articles of Incorporation and Bylaws provide that the Board of Directors shall be divided into five classes, with each class having a five-year term. Directors are assigned to each class in accordance with a resolution or resolutions adopted by the Board of Directors. Vacancies on the Board of Directors resulting from death, resignation, disqualification, removal or other causes may be filled by either the affirmative vote of the holders of a majority of the then-outstanding shares or by the affirmative vote of a majority of the remaining directors then in office, even if less than a quorum of the Board of the Directors. Newly created directorships resulting from any increase in the number of directors may, unless the Board of Directors determines otherwise, be filled only by a majority vote of the entire Board of Directors. A director elected by the Board of Directors to fill a vacancy (including a vacancy created by an increase in the number of directors) shall serve until the next annual meeting of stockholders or until such director’s successor is elected and qualified.

Our Amended and Restated Articles of Incorporation provide that the number of directors, which shall constitute the whole Board of Directors, shall be not be less than three or more than twelve. The currently authorized number of directors is six. The seat on the Board of Directors currently held by Frederick H. Kopko, Jr., is designated as a Class III Board seat, with term expiring as of the Annual Meeting. The Board of Directors has nominated Frederick H. Kopko, Jr. as Class III Director for election at the Annual Meeting.

If elected at the Annual Meeting, Mr. Kopko would serve until the 2021 Annual Meeting and until his successor is elected and qualified or until his earlier death, resignation or removal.

The election of Mr. Kopko requires a plurality of the votes resent and entitled to vote.

Nominee for Director for a Five-Year term expiring on the 2021 Annual Meeting

Frederick H. Kopko, Jr.

Frederick H. Kopko, Jr., age 60, served as Sonic Foundry’s Secretary from April 1997 to February 2001 and has been a Director since December 1995. Mr. Kopko is a partner of the law firm of McBreen & Kopko, Chicago, Illinois, and has been a partner of that firm since January 1990. Mr. Kopko practices in the area of corporate law. He is the Managing Director, Neltjeberg Bay Enterprises LLC, a merchant banking and business consulting firm and has been a Director of Mercury Air Group, Inc. since 1992. Mr. Kopko received a B.A. degree in Economics from the University of Connecticut, a J.D. degree from the University of Notre Dame Law School and an M.B.A. degree from the University of Chicago.

The members of the Board of Directors unanimously recommend a vote FOR the election of Mr. Kopko as Class III Director.

DIRECTORS CONTINUING IN OFFICE

Brian T. Wiegand                                Term Expires in 2017
(Class IV Director)

Mr. Wiegand, age, 47, has been a director of the Company since July 2012, and is a serial entrepreneur who successfully founded and sold several internet-based companies. He is currently the founder and CEO of Hopster, a company that links digital marketing efforts with real-world shopping behavior by rewarding consumer purchase loyalty, engagement and advocacy. Hopster announced in October 2014 that it was acquired by Inmar, Incorporated. Mr. Wiegand co-founded and served as executive chair of the board of Alice.com, an online retail platform that connects manufacturers and consumers in the consumer packaged goods market. Alice.com filed for receivership in August 2013. Mr. Wiegand also co-founded Jellyfish.com, a shopping search engine, in June of 2006. He served as CEO until October 2007 when the company was sold to Microsoft. Mr. Wiegand continued with Microsoft as the General Manager of Social Commerce until May 2008. He also co-founded NameProtect, a trademark research and digital brand protection services company in August 1997, which was sold to Corporation Services Company in March 2007. In addition, Mr. Wiegand founded BizFilings in 1996, the Internet’s leading incorporation Services Company. He served as the president and CEO until 2002 when the company was acquired by Wolters Kluwer. Mr. Wiegand attended the University of Wisconsin – Madison.

Gary R. Weis                                     Term Expires in 2018
(Class V Director)
Mr. Weis, age 68, has been Chief Executive Officer since March 2011, Chief Technology Officer since September 2011 and a Director of Sonic since February 2004. Prior to joining Sonic, he served as President, Chief Executive Officer and a Director of Cometa Networks, a wireless broadband Internet access company from March 2003 to April 2004. From May 1999 to February 2003 he was Senior Vice President of Global Services at AT&T where he was responsible for one of the world's largest data and IP networks, serving more than 30,000 businesses and providing Internet access to more than one million individuals worldwide. While at AT&T, Mr. Weis also was CEO of Concert, a joint venture between AT&T and British Telecom. Previously, from January 1995 to May 1999 he was General Manager of IBM Global Services, Network Services. Mr. Weis served as a Director from March 2001 to February 2003 of AT&T Latin America, a facilities-based provider of telecom services in Brazil, Argentina, Chile, Peru and Columbia. Mr. Weis earned BS and MS degrees in Applied Mathematics and Computer Science at the University of Illinois, Chicago.

David C. Kleinman                                Term Expires in 2019
(Class I Director)

Mr. Kleinman, age 80, has been a Director of Sonic since December 1997 and taught at the Chicago Booth School of Business at the University of Chicago from 1971 to 2014, where he was Adjunct Professor of Strategic Management. Mr. Kleinman was a Director (trustee) of the Columbia Acorn Trust, and its predecessors from 1972 to December 2010 (where he was a member of the Committee on Investment Performance and past chair, a member and past chair of the Audit Committee and a member of the Compliance Committee); a Director (trustee) of the Wanger Advisors Trust from 2005 to December 2010; a Director and non-executive chair of the Board from 1984 to 2014 and Chair Emeritus since 2014 of North Lime Holdings and its wholly owned subsidiary, Irex Corporation, a contractor and distributor of insulation materials; and a Director since 1993 of Plymouth Tube Company, a manufacturer of metal tubing and metal extrusions (where he serves on the Audit Committee). From 1999 to 2006, he was a member of the Advisory Board of DSC Logistics, a logistics management and warehousing firm. From May 1997 to February 2004, Mr. Kleinman served as a Director of AT&T Latin America and predecessor companies, a facilities-based provider of telecom services in Brazil, Argentina, Chile, Peru and Columbia (where he was chair of the Audit Committee and a member of the Compensation Committee). From 1994 to 2005, he was a director of Wisconsin Paper and Products Company, a jobber of paper and paper products. From 1964 to 1971, Mr. Kleinman was a member of the finance staff of the Ford Motor Company. Mr. Kleinman received a BS degree in Mathematical Statistics and a PHD in Business from the University of Chicago.

Paul S. Peercy                                     Term Expires in 2019
(Class I Director)

Mr. Peercy, age 75, has been a Director of Sonic since February 2004. Mr. Peercy served as dean of the University of Wisconsin-Madison College of Engineering from September 1999 until April 2013. Since 2001 Mr. Peercy has been a member of the National Academy of Engineering. In 2000, then-Wisconsin Governor Tommy Thompson named Mr. Peercy to the Wisconsin Technology and Entrepreneurship Council. From August 1995 to September 1999, Mr. Peercy served as president of SEMI/SEMATECH, an Austin, Texas-based non-profit consortium of more than 160 of the nation’s suppliers to the semiconductor industry. Prior to that position he was director of Microelectronics and Photonics at Sandia National Laboratories in Albuquerque, New Mexico. He is the author or co-author of more than 175 technical papers and the recipient of two patents. Mr. Peercy served as a Director and member of the audit committee of Bemis Company, Inc, a manufacturer of flexible packaging and pressure sensitive materials, from 2006 until May 2015. Mr. Peercy received a BA degree in Physics from Berea College and MS and PhD degrees in Physics from the University of Wisconsin - Madison.

Mark D. Burish                                     Term Expires in 2020
(Class II Director)

Mr. Burish, age 62, has been a director since March 2010 and has served as Non-Executive Chair since April 2011. Mr. Burish is a shareholder of the law firm of Hurley, Burish & Stanton, Madison, WI, which he helped start in 1983. He is the founder and CEO of Our House Senior Living, LLC, Milestone Senior Living, LLC and Milestone Management Services, LLC, which he started in 1997. Mr. Burish received his BA degree in communications from Marquette University in 1975 and his JD degree from the University of Wisconsin in 1978.

When considering whether the Board of Directors and nominees thereto have the experience, qualifications, attributes and skills, taken as a whole, to enable the Board of Directors to satisfy its oversight responsibilities effectively in light of our business and structure, the Board of Directors focused primarily on the information discussed in each of the Board members' biographical information set forth above. Each of the Company's directors possess high ethical standards, act with integrity and exercise careful, mature judgment. Each is committed to employing his skills and abilities to aid the long-term interests of the stakeholders of the Company. In addition, each of our directors has exhibited judgment and skill, and has either been actively involved with the Company for a considerable period of time or has experience with other organizations of comparable or greater size. In particular, Mr. Kopko has had extensive experience with companies comparable in size to Sonic Foundry, including serving as a director of Mercury Air Group, Inc. and fills a valuable need with experience in securities and other business law. Mr. Weis has had experience in both developing and established companies, having served as a CEO and Director of Cometa Networks and in several positions at AT&T and IBM, including Senior Vice President of Global Services. While at AT&T, Mr. Weis also was CEO of Concert, a joint venture between AT&T and British Telecom. Mr. Weis has served as CEO of the Company since March 2011. Mr. Kleinman has significant experience serving on boards of directors of various companies and has significant experience in finance and strategic management through his employment with the Chicago Booth School of Business at the University of Chicago where he also obtained valuable market insight to the Company’s largest customer base. Mr. Peercy shares that same market expertise through his service at the University of Wisconsin in his role as Dean of the engineering school and also has significant business and technical experience obtained at positions including his role as director of Microelectronics and Photonics at Sandia National Laboratories and through his role as president of SEMI/SEMATECH. Mr. Burish brings additional valuable legal experience to the Board as well as experience obtained through founding multiple companies. Mr. Wiegand has significant experience in founding and operating technology companies and building brand awareness with both businesses and consumers.

CORPORATE GOVERNANCE

Director Independence

Through its listing requirements for companies with securities listed on the NASDAQ Capital Market, the NASDAQ Stock Market (“NASDAQ”) requires that a majority of the members of our Board be independent, as defined under NASDAQ’s rules. The NASDAQ rules have both objective tests and a subjective test for determining who is an “independent director.”  The objective tests state, for example, that a director is not considered independent if he or she is an employee of the Company or has engaged in various types of business dealings with the Company. The subjective test states that an independent director must be a person who lacks a relationship that in the opinion of the Board would interfere with the exercise of independent judgment in carrying out the responsibilities of a director. The Board has made a subjective determination as to each independent director that no relationship exists that, in the opinion of the Board, would interfere with the exercise of independent judgment in carrying out the responsibilities of a director. In making these determinations, the Board reviews information provided by the directors in an annual questionnaire with regard to each director’s business and personal activities as they relate to the Company. Based on this review and consistent with NASDAQ’s independence criteria, the Board has affirmatively determined that Mark D. Burish, David C. Kleinman, Paul S. Peercy and Brian T. Wiegand are independent.

Related Person Transaction

The Board has adopted a Related Person Transaction Policy (the “Policy”), which is a written policy governing the review and approval or ratification of Related Person Transactions, as defined in SEC rules.

Under the Policy, each of our directors and executive officers must notify the Chairman of the Audit Committee in writing of any new potential Related Person Transaction involving such person or an immediate family member. The Audit Committee will review the relevant facts and circumstances and will approve or ratify the transaction only if it determines that the transaction is not inconsistent with the best interests of the Company. The Related Party Transaction must then be approved by the independent directors. In determining whether to approve or ratify a Related Person Transaction, the Audit Committee and the independent directors may consider, among other things, the benefits to the Company; the impact on the director’s independence (if the Related Person is a director or an immediate family member); the availability of other sources for comparable products or services; the terms of the transaction; and the terms available to unrelated third parties or to employees generally. There were no new Related Person Transactions in the fiscal year ended September 30, 2015 (“Fiscal 2015”).

Board Leadership Structure and Role in Risk Oversight

In fiscal 2011 the Company separated the positions of Chairman of the Board and Chief Executive Officer. Mark D. Burish serves as Non-Executive Chairman of the Board and Gary R. Weis serves as our Chief Executive Officer and Chief Technical Officer.  The Company believes that having separate positions provides an appropriate leadership structure.

Our business and affairs are managed under the direction of our board, which is the Company’s ultimate decision-making body, except with respect to those matters reserved to our stockholders. Our Board’s key mission is to maximize long-term stockholder value. Our Board establishes our overall corporate policies, selects and evaluates our executive management team (which is charged with the conduct of our business), and acts as an advisor and counselor to executive management. Our board also oversees our business strategy and planning, as well as the performance of management in executing its business strategy and assessing and managing risks.

What is the Board’s role in risk oversight?

The board takes an active role in monitoring and assessing the Company’s risks, which include risks associated with operations, credit, financing and capital investments. Management is responsible for the Company’s day-to-day risk management activities and our board’s role is to engage in informed risk oversight. Management, through its disclosure committee, compiles an annual ranking of risks to which the Company could be subjected and reviews the results of this risk assessment with the audit committee. Any significant risks are then reviewed by the board and assigned for oversight. In fulfilling this oversight role, our board focuses on understanding the nature of our enterprise risks, including our operations and strategic direction, as well as the adequacy of our risk management process and overall risk management system. There are a number of ways our board performs this function, including the following:

•	At its regularly scheduled meetings, the board receives management updates on our business operations, financial results and strategy and discusses risks related to the business;
•
The audit committee assists the board in its oversight of risk management by discussing with management, particularly, the Chief Financial Officer, our guidelines and policies regarding financial and enterprise risk management and risk appetite, including major risk exposures, and the steps management has taken to monitor and control such exposures; and

•
Through management updates and committee reports, the board monitors our risk management activities, including the annual risk assessment process, risks relating to our compensation programs, and financial and operational risks being managed by the Company.

The board of directors also has oversight responsibility for risks and exposures related to employee compensation programs and management succession planning, and assesses whether the organization’s compensation practices encourage risk taking that would have a material adverse effect on the Company. The compensation committee periodically reviews the structure and elements of our compensation programs and its policies and practices that manage or mitigate such risk, including the balance of short-term and long-term incentives, use of multiple performance measures, and a multi-year vesting schedule for long-term incentives. Based on these reviews, the committee believes our compensation programs do not encourage excessive risk taking.

Board Structure and Meetings

The Board met five times during Fiscal 2015. The Board also acted by written consent from time to time. All directors attended at least 75% of the total number of Board meetings and committee meetings on which they serve (during the period in which each director served).  In addition, NASDAQ marketplace rules contemplate that the independent members of our Board will meet during the year in separate closed meetings referred to as “executive sessions” without any employee director or executive officer present.  Executive sessions were usually held after regularly scheduled Board meetings during Fiscal 2015.

The Board of Directors has four standing committees, the Audit Committee, the Executive Compensation Committee, the Governance Committee and the Nominations Committee.

Sonic has a standing audit committee established in accordance with Section 3(a)(58)(A) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”). Members of the Audit Committee are Messrs. Kleinman (chair), Burish and Peercy. Sonic’s Board of Directors has determined that all members of Sonic’s Audit Committee are “independent” as that term is used in Item 7(d)(3)(iv) of Schedule 14A under the Exchange Act and as defined under Nasdaq listing standards. The Audit Committee provides assistance to the Board in fulfilling its oversight responsibility including: (i) internal and external financial reporting, (ii) risks and controls related to financial reporting, and (iii) the internal and external audit process. The Audit Committee is also responsible for recommending to the Board the selection of our independent public accountants and for reviewing all related party transactions. The Audit Committee met five times in Fiscal 2015. A copy of the charter of the Audit Committee is available on Sonic’s website.

Sonic's Board of Directors has determined that, due to his affiliation with the Chicago Booth School of Business at the University of Chicago, and due to his current and past service as a director on numerous company boards, and membership on numerous audit committees, including past or present chair, along with his other academic and business credentials, Mr. Kleinman has the requisite experience and applicable background to meet Nasdaq standards requiring financial sophistication of at least one member of the audit committee. Sonic's Board of Directors has also determined that neither Mr. Kleinman nor any other member of the Audit Committee is an audit committee financial expert as defined by applicable SEC regulations

The Compensation Committee consists of Messrs. Kleinman (chair) and Burish. The Board of Directors has determined that all of the members of the Compensation Committee are “independent” as defined under Nasdaq listing standards. The Compensation Committee makes recommendations to the Board with respect to salaries of employees, the amount and allocation of any incentive bonuses among the employees, and the amount and terms of stock options to be granted to executive officers. The Compensation Committee met once in Fiscal 2015. A copy of the charter of the Compensation Committee is available on Sonic’s website.

The New Markets Committee consisted of Messrs. Peercy (chair) and Kleinman. The New Markets Committee was established on January 24, 2013 to assist management in developing new market entry plans, providing access to contacts that may facilitate entry, assessing risk and monitoring outcomes. The Committee did not meet in fiscal 2015 and was terminated in March 2015.

The Governance Committee consists of Messrs. Burish (chair), Kopko and Peercy. The Governance Committee was established on January 24, 2013 to consider board terms and other governance issues related to enhancing shareholder value. The Committee did not meet in fiscal 2015.

The Nominations Committee consists of Messrs. Peercy (chair), Burish, Wiegand and Kleinman. The Board of Directors has determined that all of the members of the Nominations Committee are “independent” as defined under Nasdaq listing standards. The purpose of the Nominations Committee is to evaluate and recommend candidates for election as directors, make recommendations concerning the size and composition of the Board of Directors, develop specific criteria for director independence, and assess the effectiveness of the Board of Directors. Our Board of Directors has adopted a charter for the Nominations Committee, which is available on Sonic’s website. The Nominations Committee will review all candidates in the same manner regardless of the source of the recommendation. In recommending candidates for election to the Board of Directors, the Nominations Committee reviews each candidate’s qualifications, including whether a candidate possesses any of the specific qualities and skills desirable in certain members of the Board of Directors. Evaluations of candidates generally involve a review of background materials, internal discussions and interviews with selected candidates as appropriate. Generally the Nominations Committee will consider various criteria in considering whether to make a recommendation. These criteria include expectations that directors have substantial accomplishments in their professional backgrounds and are able to make independent, analytical inquiries and exhibit practical wisdom and mature judgment. Director candidates should possess the highest personal and professional ethics, integrity and values, be committed to promoting the long-term interest of our stockholders and be able and willing to devote the necessary time to carrying out their duties and responsibilities as members of the Board. While the Board of Directors has not adopted a policy regarding diversity, we also believe our directors should come from diverse backgrounds and experience bases in order to promote the representation of diverse views on the Board of Directors. Stockholder recommendations of candidates for Board membership will be considered when submitted to Corporate Secretary, Sonic Foundry, Inc., 222 W. Washington Ave., Madison, WI 53703. When submitting candidates for nomination to be elected at Sonic's annual meeting of stockholders, stockholders must also follow the notice procedures and provide the information required by Sonic's bylaws.

In particular, for a stockholder to nominate a candidate for election at the 2017 Annual Meeting of Stockholders, the nomination must be delivered or mailed to and received by Sonic's Secretary between November 3, 2016 and December 3, 2016 (or, if the 2017 annual meeting is advanced by more than 30 days or delayed by more than 60 days from March 3, 2017, not earlier than the close of business on the 120th day prior to such annual meeting and not later than the close of business on the later of the 90th day prior to such annual meeting or the tenth calendar day following the date on which public announcement of the date of the annual meeting is first made). The nomination must include the same information as is specified in Sonic's bylaws for stockholder nominees to be considered at an annual meeting, including the following:

•	The stockholder's name and address and the beneficial owner, if any, on whose behalf the nomination is proposed;

•	The stockholder's reason for making the nomination at the annual meeting, and the signed consent of the nominee to serve if elected;

•	The number of shares owned by, and any material interest of, the record owner and the beneficial owner, if any, on whose behalf the record owner is proposing the nominee;

•	A description of any arrangements or understandings between the stockholder, the nominee and any other person regarding the nomination; and

•
Information regarding the nominee that would be required to be included in Sonic's proxy statement by the rules of the Securities and Exchange Commission, including the nominee's age, business experience for the past five years and any other directorships held by the nominee.

DIRECTORS COMPENSATION

Our directors who are not also our full-time employees, receive an annual retainer of $20,000 in addition to a fee of $1,500 for attendance at each meeting of the Board of Directors and $1,000 per committee meeting attended. In addition, Mr. Kleinman receives an Audit Committee annual retainer of $8,000 and a Compensation Committee annual retainer of $3,000 for his services as chairman of each committee and Mr. Burish receives an annual retainer of $35,000 as compensation for his services as Chairman of the Board of Directors. The cash compensation paid to the five non- employee directors combined in Fiscal 2015 was $195,000. When traveling from out-of-town, the members of the Board of Directors are also eligible for reimbursement for their travel expenses incurred in connection with attendance at Board meetings and Board Committee meetings. Directors who are also employees do not receive any compensation for their participation in Board or Board Committee meetings.

Pursuant to the 2008 Sonic Foundry Non-Employee Amended Directors Stock Option Plan (the “Directors Plan”) we grant to each non-employee director who is reelected or who continues as a member of the Board of Directors at each annual stockholders meeting a stock option to purchase 2,000 shares of Common Stock. Further, the chair of our Audit Committee receives an additional stock option grant to purchase 500 shares of Common Stock per year pursuant to Sonic’s Non-Employee Amended Directors Stock Option Plan.

The exercise price of each stock option granted was equal to the market price of Common Stock on the date the stock option was granted. Stock options under the Directors Plan vest fully on the first anniversary of the date of the grant and expire ten years after the date granted. An aggregate of 100,000 shares are reserved for issuance under the Directors Plan.

If any change is made in the stock subject to the Directors Plan, or subject to any option granted thereunder, the Directors Plan and options outstanding thereunder will be appropriately adjusted as to the type(s), number of securities and price per share of stock subject to such outstanding options.

The options and warrants set forth above have an exercise price equal to the fair market value of the underlying common stock on the date of grant. The term of all such options is ten years.

The following table summarizes cash and equity compensation provided our non-employee directors during the fiscal year ended September 30, 2015.

Name (a)	Fees Earned Or Paid In Cash ($)(1) (b)	Stock Awards ($) (c)	Option Awards ($)(2) (d)	Non-Equity Incentive Plan Compen-sation ($) (e)	Change in Pension Value and Non-qualified Deferred Compen- sation Earnings ($) (f)	All Other Compensation ($) (g)	Total ($) (h)

Mark D. Burish	67,500	—	4,980	—	—	—	72,480
David C. Kleinman	43,500	—	6,225	—	—	—	49,725
Frederick H. Kopko	27,500	—	4,980	—	—	—	32,480
Paul S. Peercy	29,000	—	4,980	—	—	—	33,980
Brian T. Wiegand	27,500	—	4,980	—	—	—	32,480

(1)	The amount reported in column (b) is the total of retainer fees and meeting attendance fees.

(2)
The amount reported in column (d) is the aggregate grant date fair value of options granted during the fiscal year ended September 30, 2015 in accordance with FASB ASC Topic 718. Each director received an option award of 2,000 shares on March 5, 2015 at an exercise price of $8.01 with a grant date fair value of $4,980. In addition, Mr. Kleinman received a grant of 500 shares on March 5, 2015 at an exercise price of $8.01 with a grant date fair value of $1,245 in connection with his position as chair of the Audit Committee.

EXECUTIVE OFFICERS OF SONIC

Our executive officers, who are appointed by the Board of Directors, hold office for one-year terms or until their respective successors have been duly elected and have qualified. There are no family relationships between any of the executive officers of Sonic.

Gary R. Weis serves as both our Chief Executive and Chief Technology Officer. (See "Directors Continuing in Office".)

Kenneth A. Minor, age 53, has been our Chief Financial Officer since June 1997, Assistant Secretary from December 1997 to February 2001 and Secretary since February 2001. From September 1993 to April 1997, Mr. Minor was employed as Vice President and Treasurer for Fruehauf Trailer Corporation, a manufacturer and global distributor of truck trailers and related aftermarket parts and service where he was responsible for financial, treasury and investor relations functions. Prior to 1993, Mr. Minor served in various senior accounting and financial positions for public and private corporations as well as the international accounting firm of Deloitte Haskins and Sells. Mr. Minor is a certified public accountant and has a B.B.A. degree in accounting from Western Michigan University.

Robert M. Lipps, age 44, has been Executive Vice President of Sales since April 2008, joining Sonic Foundry in April 2006 as Vice President of International Sales and assuming expanded responsibility for U.S. central sales in 2007. Mr. Lipps leads the company’s global sales organization including oversight of domestic, international and channel sales. He holds 15 years of sales leadership, business development and emerging market entry expertise in the technology and manufacturing sectors, including sales and channel management.  From January 2004 to March 2006 he served as General Manager of Natural Log Homes LLC, a New Zealand based manufacturer of log homes. From July 1999 to Dec 2002 he served as Latin America Regional Manager of Adaytum, a software publisher of planning and performance management solutions, (acquired by Cognos Software, an IBM Company, in January 2003) and from May 1996 to July 1999 he served as International Sales Manager for Persoft, a software publisher of host access and mainframe connectivity solutions (acquired by Esker software in 1998). Mr. Lipps has a B.S. degree in Marketing from the University of Wisconsin at La Crosse.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table shows information known to us about the beneficial ownership of our Common Stock as of January 8, 2016, by each stockholder known by us to own beneficially more than 5% of our Common Stock, each of our executive officers named in the Summary Compensation Table (“Named Executive Officers”), each of our directors, and all of our directors and executive officers as a group. Unless otherwise noted, the mailing address for these stockholders is 222 West Washington Avenue, Madison, Wisconsin 53703.

Beneficial ownership is determined in accordance with the rules of the SEC, and includes voting or investment power with respect to shares. Shares of common stock issuable upon the exercise of stock options or warrants exercisable within 60 days after January 8, 2016, which we refer to as Presently Exercisable Options or Presently Exercisable Stock Warrants, are deemed outstanding for computing the percentage ownership of the person holding the options but are not deemed outstanding for computing the percentage ownership of any other person. Unless otherwise indicated below, to our knowledge, all persons named in the table have sole voting and investment power with respect to their shares of common stock, except to the extent authority is shared by spouses under applicable law. The inclusion of any shares in this table does not constitute an admission of beneficial ownership for the person named below.

Name of Beneficial Owner (1)	Number of Shares of Class Beneficially Owned	Percent of Class (2)
Common Stock
Wealth Trust Axiom LLC (3) 4 Radnor Corp Center, suite 520 Radnor PA 19087	541,519	12.4%
Andrew D. Burish (4) 8020 Excelsior Drive Madison, WI, 53717	438,794	10.0
Mark D. Burish (5) 33 East Main St. Madison, WI 53703	384,898	8.7
Gary R. Weis (6)	272,128	6.0
Kenneth A. Minor (7)	162,504	3.6
Robert M. Lipps (8)	146,910	3.3
Frederick H. Kopko, Jr. (9) 29 South LaSalle Street Chicago, IL 60603	48,627	1.1
David C. Kleinman (10) 1101 East 58th Street Chicago, IL 60637	38,374	*
Paul S. Peercy (11) 1415 Engineering Dr Madison, WI 53706	28,914	*
Brian T. Wiegand (12) 8215 Greenway Blvd., Suite 340 Middleton, WI 53562	22,374	*
All current Executive Officers and Directors as a Group (8 persons) (13)	1,104,729	22.2%

*    Less than 1%

(1)
Sonic believes that the persons named in the table above, based upon information furnished by such persons, except as set forth in notes (3) where such information is based on a Schedule 13G, have, except as set forth in note (3), sole voting and dispositive power with respect to the number of shares indicated as beneficially owned by them.

(2)	Applicable percentages are based on 4,370,640 shares outstanding, adjusted as required by rules promulgated by the Securities and Exchange Commission.

(3)
Information is based on Schedule 13G filed on January 13, 2016 by Albert C. Matt, President of Wealth Trust Axiom LLC. Based on such information, Wealth Trust Axiom LLC has sole dispositive power but not sole voting power with respect to such shares.

(4)	Includes 38,897 shares subject to Presently Exercisable Common Stock Warrants. Information is based on information provided to the Company on December 31, 2015.

(5)	Includes 35,905 shares subject to presently Exercisable Warrants and 12,000 shares subject to Presently Exercisable Options.

(6)	Includes 201,754 shares subject to Presently Exercisable Options.

(7)	Includes 133,585 shares subject to Presently Exercisable Options.

(8)	Includes 144,835 shares subject to Presently Exercisable Options.

(9)	Includes 20,000 shares subject to Presently Exercisable Options.

(10)	Includes 25,000 shares subject to Presently Exercisable Options.

(11)	Includes 20,000 shares subject to Presently Exercisable Options.

(12)	Includes 8,000 shares subject to Presently Exercisable Options.

(13)	Includes an aggregate of 565,174 Presently Exercisable Options.

Compensation Discussion and Analysis
Introduction
This Compensation Discussion and Analysis describes our compensation strategy, policies, programs and practices for the executive officers identified in the Summary Compensation Table. Throughout this proxy statement, we refer to these individuals, who serve as our Chief Executive Officer, Chief Financial Officer and Executive Vice President of Sales as the “executive officers.”
The Executive Compensation Committee (“Committee”) establishes and oversees our compensation and employee benefits programs and approves the elements of total compensation for the executive officers. The day-to-day design and administration of our retirement and employee benefit programs available to our employees are handled by our Human Resources and Finance Department employees. The Committee is responsible for reviewing these programs with management and approving fundamental changes to them.
Overview and Objectives of our Executive Compensation Program
The compensation program for our executive officers is designed to attract, motivate, reward and retain highly qualified individuals who can contribute to Sonic’s growth with the ultimate objective of increasing stockholder value.   Our compensation program consists of several forms of compensation:  base salary, annual bonus, long-term incentives and limited perquisites and benefits.
Base salary and annual bonus are cash-based while long-term incentives consist of stock option awards. The Committee does not have a specific allocation goal between cash and equity-based compensation or between annual and long-term incentive compensation. Instead, the Committee relies on the process described in this discussion and analysis in its determination of compensation levels and allocations for each executive officer.
The Committee established performance metrics for each of its Named Executive Officers in fiscal 2015 designed to match Company performance to the amount of incentive compensation paid to such officers following completion of the fiscal year.
The recommendations of the Chief Executive Officer play a significant role in the compensation-setting process. The Chief Executive Officer provides the Committee with an annual overall assessment of Sonic’s achievements and performance, his evaluation of individual performance and his recommendations for annual compensation and long-term incentive awards. The Committee has discretion to accept, reject or modify the Chief Executive Officer’s recommendations.
The Committee determines the compensation for the Chief Executive Officer in an executive session.

Market Competitiveness

The Committee’s target is for total cash compensation to average between the 50th and 75th percentile of published compensation data derived from two sources: (i) a peer group of companies that are in our industry, competitors for key talent, or with similar financial characteristics; and (ii) published market survey data for companies within our revenue range. The peer group data was obtained from the most recently filed proxy statement of 13 publicly-traded technology companies with annual revenues ranging from approximately $25 million to just over $100 million; market capitalization of approximately $20 million to approximately $200 million and approximately 300 employees or less. The following companies comprised the peer group for the study: ARI Network Services Inc., Asure Software Inc., Autobytel Inc., Bsquare Corporation, Envivio Inc., FalconStor Software Inc., GlobalSCAPE Inc., Glowpoint Inc., GSE Systems Inc., Inuvo Inc., MAM Software Group, Inc., Qumu Corporation and Smith Micro Software Inc.. Given competitive recruiting pressures, the Committee retains its discretion to deviate from this target under appropriate circumstances. The Committee periodically receives updates of the published compensation data.

Pay for Performance

The Committee believes that both long and short-term compensation of executive officers should correlate to Sonic’s overall financial performance.  Incentive payouts will be larger with strong performance and smaller if Sonic’s financial results decline. From time to time, extraordinary Board-approved initiatives in a fiscal year, such as a restructuring, acquisition, or divestiture, are considered by the Committee in its overall evaluation of Sonic’s performance.

Peer Group Analysis

Compensation data came from a peer group of thirteen public companies that we consider similar to our market for sales, or for key talent, or with similar financial or other characteristics such as number of employees. The companies in the peer group are described above.

Components of Executive Compensation

Base Salary

The Committee seeks to pay the executive officers a competitive base salary in recognition of their job responsibilities for a publicly held company. As noted above, the target compensation range for an executive’s total cash compensation (salary and bonus) is between the 50th and 75th percentile of the market data reviewed by the Committee.

As part of determining annual compensation review, the Committee also considers the Chief Executive Officer’s recommendation regarding individual performance as well as internal equitable considerations.

In evaluating individual performance, the Committee considers initiative, leadership, tenure, experience, skill set for the particular position, knowledge of industry and business, and execution of strategy in placing the individual within the range outlined.

The Committee considered base wage changes for Messrs. Weis, Minor and Lipps at a meeting of the Committee held on November 5, 2015. As a result of fiscal 2015 Company performance well below expectations, the Committee determined to make no change to base compensation for Messrs. Weis, Minor and Lipps – leaving them at $475,615, $293,190 and $235,739, respectively. After its review of all sources of market data as described above, the Committee believes that the base salaries and the bonuses described are within its targeted range for total cash compensation.

Annual Performance-Based Variable Compensation
The performance-based variable compensation reported for each executive officer represents compensation that was earned based on the fiscal 2015 incentive plan. The following describes the methodologies used by the Compensation Committee to determine the final annual performance-based variable compensation earned by each executive officer:
Selection of Performance Metrics. For fiscal 2015, the Compensation Committee designed a short-term incentive program (“STIP”) driven by four performance measures that it determined were appropriate to drive desired business behavior for the Company and would correlate positively with total shareholder return. These measures were the Company’s results with respect to (1) customer billings, (2) adjusted EBITDA, (3) customer satisfaction, and (4) the officer’s achievement of certain individual goals. Messrs. Weis, Minor and Lipps were included in the plan. Mr. Lipps’ short-term incentive plan included a separate component based solely on the level of customer billings achieved.

Establishment of Incentive Goals and Payout Approach. The Compensation Committee designed the relationship between pay and performance to ensure that desired performance would be rewarded with material payouts. Similarly, performance that did not meet the goals would reduce the performance-based variable compensation payout to as low as zero. In setting the performance levels, the Compensation Committee strived to establish challenging but achievable goals. The factors considered by the Compensation Committee in assessing the challenge inherent in the goals included:

●	Management’s internal operating plan; and

●	Customer satisfaction.
Payout Based on Performance Against Goals. For fiscal 2015 the Company’s performance, as evaluated by the Compensation Committee, lead to the determination that no objectives were met with regard to financial performance of the Company but that individual goals and customer satisfaction targets were met. Therefore 40% of the target bonus payouts were made under the STIP compensation plan. The STIP earned by Messrs. Weis, Minor and Lipps were $95,123, $41,047 and $28,289, respectively. Total billings – based incentives paid to Mr. Lipps during fiscal 2015 was $64,196.

Stock Options

The Committee has a long-standing practice of providing long-term incentive compensation grants to the executive officers. The Committee believes that such grants, in the form of stock options, help align our executive officers’ interests with those of Sonic’s stockholders. All stock options have been granted under our 1995 Stock Option Plan, the 1999 Non-Qualified Plan or the 2009 Stock Incentive Plan (“Employee Plans”). All but the 2009 Stock Incentive Plan are now terminated.

The Committee reviews option grant recommendations by the Chief Executive Officer for each executive officer, but retains full discretion to accept, reject or revise each recommendation.  The Committee’s policy is to grant options on the date it approves them or such other future date as the Committee may agree at the time of approval. The exercise price is determined in accordance with the terms of the Employee Plan and cannot be less than the Fair Market Value, as defined in the Plan, of Sonic’s common stock. The Committee typically grants options once a year, but may grant options to newly hired executives at other times.

In making its determinations, the Committee considers the number of options or shares owned by the executive officers.

On November 5, 2015 the Committee awarded Messrs. Weis, Minor and Lipps option grants to purchase 50,574, 27,816 and 27,816 shares of common stock, respectively, with the strike price equal to the closing price of Sonic’s stock on that date, which was $7.17. Each grant will vest one third each on the first, second and third anniversaries of the grant.

Health and Welfare Benefits

Our officers are covered under the same health and welfare plans, including our 401(k) plan, as salaried employees.
Employment Agreements

On March 21, 2014 the Company entered into amended and restated employment agreements with Messrs. Minor and Lipps.

The salaries of each of Messrs. Minor and Lipps are subject to increase each year at the discretion of the Board of Directors. Messrs. Minor and Lipps are also entitled to incidental benefits of employment under the agreements. Each of the employment agreements provides that a cash severance payment be made upon termination, other than for cause, or upon death or disability. In each case, such cash severance is equal to the highest cash compensation paid in any of the last three fiscal years immediately prior to termination. In addition, Messrs. Minor and Lipps will receive immediate vesting of all previously unvested common stock and stock options and have the right to voluntarily terminate their employment, and receive the same severance arrangement detailed above following (i) any “person” becoming a “ beneficial” owner of stock of Sonic Foundry representing 50% or more of the total voting power of Sonic Foundry’s then outstanding stock; or, (ii) Sonic Foundry is acquired by another entity through the purchase of substantially all of its assets or securities; or (iii) Sonic Foundry is merged with another entity, consolidated with another entity or reorganized in a manner in which any “person” is or becomes a “beneficial” owner of stock of the surviving entity representing 50% or more of the total voting power of the surviving entity’s then outstanding stock; and, within two years and ninety days of any such event, Messrs. Minor or Lipps, as the case may be, is demoted without cause or his title, authority, status or responsibilities are substantially altered, their salary is reduced or the principal office is more than 50 miles outside the Madison metropolitan area. Pursuant to the employment agreements, each of Messrs. Minor and Lipps has agreed not to disclose our confidential information and not to compete against us during the term of his employment agreement and for a period of one year thereafter. Such non-compete clauses may not be enforceable, or may only be partially enforceable, in state courts of relevant jurisdictions.

On September 30, 2011, the Company entered into an amended and restated employment agreement with Mr. Weis. Pursuant to the terms of the amended and restated employment agreement, Mr. Weis will receive an annual base salary subject to increase at the discretion of the Board. Mr. Weis may also receive a performance bonus at the discretion of the Board. Mr. Weis in addition will assume duties that are customarily performed by a Chief Technology Officer.
The amended and restated employment agreement will continue in effect until terminated as set forth therein. In the event Mr. Weis’s employment is terminated without cause, as defined in the amended and restated employment agreement, or in the event his employment is constructively terminated, Mr. Weis will be entitled to receive, in equal bi-weekly installments over a one-year period, compensation equal to one and five hundredths (1.05) multiplied by the highest cash compensation paid to Mr. Weis in any of the last three years immediately prior to his termination. In the event of a Change of Control, as defined in the amended and restated employment agreement, Mr. Weis is entitled to terminate the agreement within one year following such Change of Control, in which event he shall be entitled to receive, in a lump sum payable within thirty days of such termination, compensation equal to two and one-tenth (2.1) multiplied by the highest cash compensation paid to Mr. Weis in any of the last three fiscal years immediately prior to his termination. In any of the above events, (i) all of Mr. Weis’s unvested stock options and stock grants will vest immediately upon termination, and (ii) Mr. Weis will receive health insurance continuation as required by COBRA, salary accrued to the date of termination, and any accrued vacation pay. Mr. Weis has further agreed not to disclose the Company’s proprietary information, and, until one year following the termination of his employment agreement, not to compete with the Company or solicit the Company’s employees. Such non-compete clause may not be enforceable, or may be only partially enforceable, in state courts of relevant jurisdiction.

For illustrative purposes, if Sonic terminated the employment of Mr. Weis (not for cause) on September 30, 2015, Sonic would be obligated to pay $764,891, representing 1.05 times the cash compensation paid Mr. Weis during fiscal 2014 (fiscal year with highest cash compensation in three year period preceding September 30, 2015) and $1,529,783 if Mr. Weis elected to terminate his employment on September 30, 2015, following a change of control as defined in the employment agreement. If Sonic terminated Messrs. Minor and Lipps on September 30, 2015, (not for cause), or if Messrs. Minor and Lipps elected to terminate their employment following a demotion or alteration of duties on September 30, 2015, and a change of control as defined in the employment agreements had occurred, Sonic would be obligated to pay $410,145 and $378,339, respectively (based on fiscal 2014 compensation which was the fiscal year with highest cash compensation in three year period preceding September 30, 2015). In addition, any non-vested rights of Messrs. Weis, Minor and Lipps under the Employee Plans would vest as of the date of employment termination. The value of accelerated vesting of the options under these circumstances would be $210,000 for Mr. Weis and $104,000 for both Messrs. Minor and Lipps.

Personal Benefits

Our executives receive a limited number of personal benefits certain of which are considered taxable income to them and which are described in the footnotes to the section of this Proxy Statement entitled “Summary Compensation Table ”.

Internal Revenue Code Section 162(m)

Internal Revenue Code Section 162(m) limits the ability of a public company to deduct compensation in excess of $1 million paid annually to each of the Chief Executive Officer and each of the other executive officers named in the Summary Compensation Table. There are exemptions from this limit, including compensation that is based on the attainment of performance goals that are established by the Committee and approved by the Company stockholders. No executive officer was affected by this limitation in fiscal 2015.

COMPENSATION COMMITTEE REPORT

The Compensation Committee of Sonic has reviewed and discussed the Compensation Discussion and Analysis required by Item 402(b) of Regulation S-K with management and, based on such review and discussions, the Compensation Committee recommended to the Board that the Compensation Discussion and Analysis be included in the Proxy Statement.

COMPENSATION COMMITTEE

David C. Kleinman, Chair
Mark D. Burish

Summary Compensation

The following table sets forth the compensation of our principal executive officer, our principal financial officer and our other two executive officers for the fiscal year ended September 30, 2015.

Name and Principal Position (a)	Year (b)	Salary ($) (c)	Bonus ($) (d)	Stock Awards ($) (e)	Option Awards ($)(1) (f)	Non-Equity Incentive Plan Compensation ($)(2) (g)	Change in Pension Value and Non-qualified Deferred Compensation Earnings ($) (h)	All Other Compen- sation ($)(3) (i)	Total ($) (j)

Gary R. Weis Chief Executive and Chief Technology Officer	2015 2014 2013	473,504 452,705 395,865	— — —	— — —	140,596 202,358 198,560	95,123 275,763 79,461	— — —	10,600 10,400 13,214	719,823 941,226 687,100
Kenneth A. Minor Chief Financial Officer and Secretary	2015 2014 2013	291,888 280,877 267,502	— — —	— — —	77,328 111,296 108,800	41,047 129,268 37,588	— — —	17,886 17,774 16,718	428,149 539,215 430,608
Robert M. Lipps Executive Vice President - Sales	2015 2014 2013	234,692 225,084 205,308	— — —	— — —	77,328 111,296 108,800	92,485 153,255 102,501	— — —	9,945 10,988 9,900	414,450 500,623 426,509

(1)
The option awards in column (f) represent the aggregate grant date fair value computed in accordance with FASB ASC Topic 718 for stock options granted during the fiscal year. The assumptions and methodology used in calculating the compensation expense of the option awards are provided in Sonic’s Form 10-K.  See Note 1, “Accounting for Stock Based Compensation” in the Notes to the Consolidated Financial Statements in Sonic’s Form 10-K. The amounts in this column represent value attributed to the awards at the date of grant and not necessarily the actual value that will be realized by the executive. There can be no assurance that the options will ever be exercised (in which case no value will be realized by the executive) or that the value on exercise will equal the ASC Topic 718 value.

(2)	The amounts in column (g) represent cash bonuses which were awarded for performance during the prior fiscal year based on a pre-established formula.

(3)
The amount shown under column (i) for the fiscal year 2015 includes Sonic’s matching contribution under our 401(k) plan of $10,600, $10,736 and $9,945 for Messrs Weis, Minor and Lipps. Mr. Minor receives $650 per month as a car allowance of which the taxable personal portions were $7,150. Mr. Lipps receives a car allowance of $700 per month of which there was no taxable personal portion. Mr. Weis received car and housing allowances totaling $2,500 per month, of which there was no taxable personal portion.

Grants of Plan-Based Awards

The following table shows the plan-based awards granted to the Named Executive Officers during fiscal 2015.

		Estimated Future Payouts Under Non-Equity Incentive Plan Awards			Estimated Future Payouts Under Equity Incentive Plan Awards			All other stock awards: Number of Shares of stock or units (#) (i)	All other option awards: Number of Securities Underlying Options (#) (j)	Exercise or base price of option awards ($/Sh) (1) (k)	Grant Date fair Value of Stock and option awards ($) (2) (l)
Name (a)	Grant Date (b)	Threshold ($) (c)	Target ($) (d)	Maximum ($) (e)	Threshold ($) (f)	Target ($) (g)	Maximum ($) (h)

Gary R. Weis	11/10/14	—	—	—	—	—	—	—	62,264	9.36	202,358
Kenneth A. Minor	11/10/14	—	—	—	—	—	—	—	34,245	9.36	111,296
Robert M. Lipps	11/10/14	—	—	—	—	—	—	—	34,245	9.36	111,296

(1)	Sonic grants employee stock options with exercise prices equal to the closing stock price on the date of grant.

(2)
The amount reported in column (l) represents the grant date fair value of the award following the required FASB ASC Topic 718 compensation methodology. Grant date fair value is calculated using the Lattice method. See Note 1, “Accounting for Stock Based Compensation” in the Notes to the Consolidated Financial Statements in Sonic’s Form 10-K for the fiscal year ended September 30, 2015 for an explanation of the methodology and assumptions used in FASB ASC Topic 718 valuation. With respect to the option grants, there can be no assurance that the options will ever be exercised (in which case no value will be realized by the executive) or that the value on exercise will equal the FASB ASC Topic 718 value.

Sonic grants options to its executive officers under our employee stock option plans. As of September 30, 2015, options to purchase a total of 1,449,409 shares were outstanding under the plans, and options to purchase 603,031 shares remained available for grant thereunder.

Outstanding Equity Awards at Fiscal Year-End

The following table shows information concerning outstanding equity awards as of September 30, 2015 held by the Named Executive Officers.

	Option Awards					Stock Awards
Name (a)	Number of Securities Underlying Unexercised Options (#) Exercisable (1) (b)	Number of Securities Underlying Unexercised Options (#) Unexercisable (1) (c)	Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#) (d)	Option Exercise Price ($) (1) (e)	Option Expiration Date (1) (f)	Number of Shares or Units of Stock That Have Not Vested (#) (g)	Market Value of Shares or Units of Stock That Have Not Vested ($) (h)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#) (i)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($) (j)
Gary R. Weis	2,000 2,000 2,000 5,000 2,000 2,000 2,000 50,000 48,666 20,500 0	0 0 0 0 0 0 0 0 24,334 41,000 62,264	None	17.40 37.60 8.00 5.00 5.50 6.90 14.83 8.68 7.80 9.45 9.36	3/15/2016 3/15/2017 3/6/2018 11/3/2018 3/5/2019 3/4/2020 3/3/2021 9/30/2021 10/17/2022 10/28/2023 11/10/2024
Kenneth A. Minor	12,000 6,000 14,120 27,500 26,667 11,275 0	0 0 0 0 13,333 22,550 34,245	None	15.50 5.26 15.21 9.46 7.80 9.45 9.36	12/04/2017 12/2/2019 11/24/2020 10/24/2021 10/17/2022 10/28/2023 11/10/2024
Robert M. Lipps	2,500 750 1,500 2,500 10,000 6,000 6,000 14,120 27,500 26,667 11,275 0	0 0 0 0 0 0 0 0 0 13,333 22,550 34,245	None	22.60 37.10 15.50 7.50 7.80 5.30 5.26 15.21 9.46 7.80 9.45 9.36	04/10/2016 12/07/2016 12/04/2017 03/10/2018 04/16/2018 11/10/2018 12/2/2019 11/24/2020 10/24/2021 10/17/2022 10/28/2023 11/10/2024

(1)
All options were granted under either our stockholder approved Employee Stock Option Plans or the Non-Qualified Stock Option Plan. All unexercisable options listed in the table become exercisable over a three-year period in equal annual installments beginning one year from the date of grant.

Option Exercises and Stock Vested

The following table shows information concerning option exercises in fiscal 2015 by the Named Executive Officers.

	Option Awards		Stock Awards
	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)

None

Equity Compensation Plan Information

Plan category	Number of securities to be issued upon exercise of outstanding options, warrants and rights	Weighted average exercise price of outstanding options, warrants and rights	Number of securities remaining available for future issuance
	(a)	(b)	(c)
Equity compensation plans approved by security holders (1)	1,394,951	$9.87	595,031
Equity compensation plans not approved by security holders (2)	62,458	12.49	—
Total	1,457,409	$9.98	595,031

(1)
Consists of the 2009 Stock Incentive Plan, Employee Incentive Stock Option Plan and the Directors Stock Option Plans. For further information regarding these plans, reference is made to Note 5 of the financial statements.

(2)	Consists of the Non-Qualified Stock Option Plan. For further information regarding this plan, reference is made to Note 5 of the financial statements.

Compensation Committee Interlocks and Insider Participation

The members of the Executive Compensation Committee of Sonic's Board of Directors for fiscal 2015 were those named in the Executive Compensation Committee Report. No member of the Committee was at any time during fiscal 2015 or at any other time an officer or employee of Sonic Foundry, Inc.

No executive officer of Sonic Foundry, Inc. has served on the board of directors or compensation committee of any other entity that has or has had one or more executive officers serving as a member of the Board of Directors of Sonic Foundry.

PROPOSAL TWO: RATIFICATION OF APPOINTMENT OF INDEPENDENT AUDITORS

The Board of Directors, upon the recommendation of the Audit Committee, has appointed the firm of Baker Tilly Virchow Krause LLP (“BT”) as independent auditors to audit our financial statements for the year ending September 30, 2016, and has further directed that management submit the selection of independent public accountants for ratification by the stockholders at the annual meeting. Representatives of BT are expected to be present at the annual meeting to respond to stockholders' questions and to have the opportunity to make any statements they consider appropriate.

Stockholder ratification of the selection of BT as our independent auditors is not required by our Bylaws or otherwise. However, the Board is submitting the selection of BT to the stockholders for ratification as a matter of good corporate practice. If the stockholders fail to ratify the selection, the Board and the Audit Committee will reconsider whether or not to retain that firm. Even if the selection is ratified, the Board and the Audit Committee at their discretion may direct the appointment of a different independent accounting firm at any time during the year if they determine that such a change would be in the best interests of Sonic and its stockholders.

The ratification of the appointment of BT as independent public accountants requires the approval of a majority of the votes cast at the Annual Meeting.

Recommendation of Board of Directors

The Board of Directors unanimously recommends a vote FOR proposal 2 ratifying the appointment of BT as independent auditors for Sonic Foundry.

Relations with Independent Auditors

On June 11, 2014, the Company, upon the recommendation of its audit committee, dismissed Grant Thornton LLP (“GT”) and appointed Baker Tilly Virchow Krause, LLP (“BT”) as its independent auditor for the fiscal year that commenced October 1, 2013.

During the years ended September 30, 2012 and 2013 and through June 11, 2014, neither the Company nor its audit committee consulted BT with respect to the application of accounting principles to a specified transaction, either completed or proposed, or the type of audit opinion that might be rendered on our financial statements, as defined in Item 304(a)(2)(i) of Regulation S-K, for which was concluded an important factor considered by the Company in reaching a decision as to the accounting, auditing or financial reporting issue. Likewise, neither the Company nor the audit committee consulted BT regarding any matter that was the subject of a disagreement or a reportable event, as defined in Item 304(a)(2)(ii) of Regulation S-K.

As stated in Proposal 2, the Board has selected BT to serve as our independent auditors for the fiscal year ending September 30, 2016.

Audit services performed by BT for Fiscal 2015 and 2014 consisted of the examination of our financial statements, review of fiscal quarter results, and services related to filings with the Securities and Exchange Commission (SEC). We also retained BT to perform certain audit related services associated with the audit of our benefit plan. Audit related services performed by GT during Fiscal 2014 included review of quarterly results and related SEC filings up until June 11, 2014, the date of dismissal. All fees paid to BT and GT were reviewed, considered for independence and upon determination that such payments were compatible with maintaining such auditors’ independence, approved by Sonic’s audit committee prior to performance.

Fiscal Years 2015 and 2014 Audit Firm Fee Summary

During fiscal years 2015 and 2014, we retained our principal accountant, Baker Tilly Virchow Krause LLP to provide services in the following categories and amounts:

	Years Ended September 30,
	2015	2014
Audit Fees Audit Related	$188,970 12,300	$172,925 —
Tax Fees	—	3,500

All of the services described above were approved by Sonic’s audit committee prior to performance. The Audit Committee may, in its discretion, delegate to one or more of its members the authority to pre-approve any audit or non-audit services to be performed by the independent auditors, provided that any such approvals are presented to the Audit Committee at its next scheduled meeting. The audit committee has determined that the payments made to its independent accountants for these services are compatible with maintaining such auditors’ independence.

REPORT OF THE AUDIT COMMITTEE 1

The Audit Committee's role includes the oversight of our financial, accounting and reporting processes, our system of internal accounting and financial controls and our compliance with related legal and regulatory requirements, the appointment, engagement, termination and oversight of our independent auditors, including conducting a review of their independence, reviewing and approving the planned scope of our annual audit, overseeing the independent auditors' audit work, reviewing and pre-approving any audit and non-audit services that may be performed by them, reviewing with management and our independent auditors the adequacy of our internal financial controls, and reviewing our critical accounting policies and the application of accounting principles. The Audit Committee held five meetings during fiscal 2015.

Messrs. Kleinman, Burish and Peercy meet the rules of the SEC for audit committee membership and are "independent" as that term is used in Item 7(d)(3)(iv) of Schedule 14A under the Exchange Act and under Nasdaq listing standards. A copy of the Audit Committee Charter is available on Sonic’s website.

As set forth in the Audit Committee Charter, management of Sonic is responsible for the preparation, presentation and integrity of Sonic’s financial statements and for the effectiveness of internal control over financial reporting. Management and the accounting department are responsible for maintaining Sonic’s accounting and financial reporting principles and internal controls and procedures designed to assure compliance with accounting standards and applicable laws and regulations. The independent auditors are responsible for auditing Sonic’s financial statements and expressing an opinion as to their conformity with generally accepted accounting principles.

We have reviewed and discussed with our independent auditors, BT, matters required to be discussed pursuant to Auditing Standard No. 16 (Communications with Audit Committees) as promulgated by the Public Company Accounting Oversight Board. We have received from the auditors a formal written statement describing the relationships between the auditor and Sonic that might bear on the auditor's independence consistent with applicable requirements of the Public Company Accounting Oversight Board. We have discussed with BT matters relating to its independence, including a review of audit related fees, and considered the compatibility of non-audit services with the auditors' independence.

The members of the Audit Committee are not full-time employees of Sonic and are not performing the functions of auditors or accountants. As such, it is not the duty or responsibility of the Audit Committee or its members to conduct “field work” or other types of auditing or accounting reviews or procedures or to set auditor independence standards. Members of the Committee necessarily rely on the information provided to them by management and the independent accountants. Accordingly, the Audit Committee’s considerations and discussions referred to above do not assure that the audit of Sonic’s financial statements has been carried out in accordance with generally accepted auditing standards, that the financial statements are presented in accordance with generally accepted accounting principles or that Sonic’s auditors are in fact “independent”.

We have reviewed and discussed with management and BT the audited financial statements. We discussed with BT the overall scope and plans of their audit. We met with BT, with and without management present, to discuss results of their examination and the overall quality of Sonic’s financial reporting.

Based on the reviews and discussions referred to above and our review of Sonic’s audited financial statements for fiscal 2015, we recommended to the Board that the audited financial statements be included in the Annual Report on Form 10-K for the fiscal year ended September 30, 2015, for filing with the SEC effective December 10, 2015.
Respectfully submitted,

AUDIT COMMITTEE
David C. Kleinman, Chair
Mark D. Burish
Paul S. Peercy

CERTAIN TRANSACTIONS

Frederick H. Kopko, Jr., a director and stockholder of Sonic Foundry, is a partner in McBreen & Kopko. Pursuant to the 1997 Directors' Stock Option Plan, Mr. Kopko has been granted options to purchase 4,000 shares of Common Stock at exercise prices ranging from $17.40 to $37.60 and was granted options to purchase 16,000 shares of Common Stock at exercise prices ranging from $5.50 to $14.83 pursuant to the 2008 Non-Employee Directors Plan. During fiscal 2015, we paid the Chicago law firm of McBreen & Kopko certain compensation for legal services rendered subject to standard billing rates.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Securities Exchange Act of 1934 requires Sonic's officers and directors, and persons who own more than ten percent of the Common Stock, to file reports of ownership and changes in ownership with the Securities and Exchange Commission. Based solely upon a review of Forms 3 and Forms 4 furnished to us pursuant to Rule 16a-3 under the Exchange Act during our most recent fiscal year, to Sonic Foundry's knowledge, all reporting persons complied with all applicable filing requirements of Section 16(a) of the Securities Exchange Act of 1934, as amended, with the exception of Mr. Mark Burish, who inadvertently filed a Form 4 on August 31, 2015 that included stock purchase transactions due to be reported on August 20 and 26, 2015 and for Messrs. Burish, Kleinman, Kopko, Peercy and Wiegand who inadvertently filed forms 4 on March 18, 2015 for options granted on March 5, 2015.

Code of Ethics

Sonic has adopted a Code of Ethics (as defined in Item 406 of Regulation S-K) that applies to its principal executive, financial and accounting officers. Sonic Foundry will provide a copy of its code of ethics, without charge, to any investor who requests it. Requests should be addressed in writing to Mr. Kenneth Minor, Corporate Secretary, 222 West Washington Ave, Madison, WI 53703.

COMMUNICATIONS WITH THE BOARD OF DIRECTORS

Any stockholder who desires to contact our Board or specific members of our Board may do so electronically by sending an email to the following address: directors@sonicfoundry.com. Alternatively, a stockholder can contact our Board or specific members of our Board by writing to: Secretary, Sonic Foundry Incorporated, 222 West Washington Avenue, Madison, WI 53703.

Each communication received by the Secretary will be promptly forwarded to the specified party following normal business procedures. The communication will not be opened but rather will be delivered unopened to the intended recipient. In the case of communications to the Board or any group or committee of Directors, the Secretary will open the communication and will make sufficient copies of the contents to send to each Director who is a member of the group or committee to which the envelope is addressed.

STOCKHOLDER PROPOSALS FOR 2017 ANNUAL MEETING OF STOCKHOLDERS

Requirements for Stockholder Proposals to be Considered for Inclusion in Sonic's Proxy Materials.
Stockholders of Sonic may submit proposals on matters appropriate for stockholder action at meetings of Sonic's stockholders in accordance with Rule 14a-8 promulgated under the Securities Exchange Act of 1934. For such proposals to be included in Sonic's proxy materials relating to its 2017 Annual Meeting of Stockholders, all applicable requirements of Rule 14a-8 must be satisfied and such proposals must be received by Sonic no later than the anniversary date of 120 days prior to the date of this proxy statement (September 28, 2016). Such proposals should be delivered to Corporate Secretary, Sonic Foundry, Inc., 222 West Washington Avenue, Madison, Wisconsin 53703.

Requirements for Stockholders Proposals to be Brought Before the Annual Meeting.
Sonic's bylaws provide that, except in the case of proposals made in accordance with Rule 14a-8, for stockholder nominations to the Board of Directors or other proposals to be considered at an annual meeting of stockholders, the stockholder must have given timely notice thereof in writing to the Secretary not less than ninety nor more than one hundred twenty calendar days prior to the anniversary of the date on which Sonic held its immediately preceding annual meeting of stockholders. To be timely for the 2017 Annual Meeting of Stockholders, a stockholder's notice must be delivered or mailed to and received by Sonic's Secretary at the principal executive offices of Sonic between November 3, 2016 and December 3, 2016. However, in the event that the annual meeting is advanced by more than 30 days or delayed by more than 60 days from March 3, 2017, to be timely, notice by the stockholders must be so received not earlier than the close of business on the 120th day prior to such annual meeting and not later than the close of business on the later of the 90th day prior to such annual meeting or the tenth calendar day following the date on which public announcement of the date of the annual meeting is first made. In no event will the public announcement of an adjournment of an annual meeting of stockholders commence a new time period for the giving of a stockholder's notice as provided above. A stockholder's notice to Sonic's Secretary must set forth the information required by Sonic's bylaws with respect to each matter the stockholder proposes to bring before the annual meeting.

In addition, the proxy solicited by the Board of Directors for the 2017 Annual Meeting of Stockholders will confer discretionary authority to vote on (i) any proposal presented by a stockholder at that meeting for which Sonic has not been provided with notice on or prior to the anniversary date of 45 days prior to the date of this proxy statement (December 12, 2016) and (ii) any other proposal, if the 2017 proxy statement briefly describes the matter and how management's proxy holders intend to vote on it, and if the stockholder does not comply with the requirements of Rule 14a-4(c)(2) under the Securities Exchange Act of 1934. Notwithstanding the above, all stockholder proposals must comply with the provisions of Sonic’s bylaws.

OTHER MATTERS

The Board of Directors has at this time no knowledge of any matters to be brought before this year's Annual Meeting other than those referred to above. However, if any other matters properly come before this year's Annual Meeting, it is the intention of the persons named in the proxy to vote such proxy in accordance with their judgment on such matters.

GENERAL

A copy of our Annual Report to Stockholders for the fiscal year ended September 30, 2015 is being mailed, together with this Proxy Statement, to each stockholder. Additional copies of such Annual Report and of the Notice of Annual Meeting, this Proxy Statement and the accompanying proxy may be obtained from us. We will, upon request, reimburse brokers, banks and other nominees, for costs incurred by them in forwarding proxy material and the Annual Report to beneficial owners of Common Stock. In addition, directors, officers and regular employees of Sonic and its subsidiaries, at no additional compensation, may solicit proxies by telephone, telegram or in person. All expenses in connection with soliciting management proxies for this year's Annual Meeting, including the cost of preparing, assembling and mailing the Notice of Annual Meeting, this Proxy Statement and the accompanying proxy are to be paid by Sonic.

Sonic will provide without charge (except for exhibits) to any record or beneficial owner of its securities, on written request, a copy of Sonic's Annual Report on Form 10-K filed with the Securities and Exchange Commission for the fiscal year ended September 30, 2015, including the financial statements and schedules thereto. Exhibits to said report, and exhibits to this proxy statement, will be provided upon payment of fees limited to Sonic's reasonable expenses in furnishing such exhibits. Written requests should be directed to Investor Relations, 222 West Washington Avenue, Madison, Wisconsin 53703. We also make available, free of charge, at the “Investor Information” section of our website, our annual report on Form 10-K, our quarterly reports on Form 10-Q, our current reports on Form 8-K, our proxy statement, amendments and exhibits to such reports as soon as practicable after the filing of such reports, exhibits and proxy statements with the Securities and Exchange Commission.

In order to assure the presence of the necessary quorum at this year's Annual Meeting, and to save Sonic the expense of further mailings, please date, sign and mail the enclosed proxy promptly in the envelope provided. No postage is required if mailed within the United States. The signing of a proxy will not prevent a stockholder of record from voting in person at the meeting.

By Order of the Board of Directors,
Kenneth A. Minor, Secretary                         January 27, 2016

Sonic Foundry
C/O AST
6201 15TH AVENUE
BROOKLYN, NY 11219

VOTE BY INTERNET - www.proxyvote.com
Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS
If you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years.

VOTE BY PHONE - 1-800-690-6903
Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL
Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:

KEEP THIS PORTION FOR YOUR RECORDS

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

DETACH AND RETURN THIS PORTION ONLY

The Board of Directors recommends you vote FOR the following:

	For All	Withhold All	For All Except
1. Election of Directors **Nominees**	☐	☐	☐

To withhold authority to vote for any individual nominee(s), mark "For All Except" and write the number(s) of the nominee(s) on the line below.

____

01 Frederick H. Kopko, Jr.

The Board of Directors recommends you vote FOR the following proposal:

	For	Against	Abstain
2 To ratify the appointment of Baker Tilly Virchow Krause, L.L.P. as our independent auditors for the fiscal year ending September 30, 2016.	☐	☐	☐

0000262423_1 R1.0.0.51160

The shares represented by this proxy, when properly executed, will be voted in the manner directed herein by the undersigned Stockholder(s). If no direction is made, this proxy will be voted FOR items 1 through 6. If any other matters properly come before the meeting, or if cumulative voting is required, the person named in this proxy will vote in their discretion.

Signature [PLEASE SIGN WITHIN BOX]	Date	Signature (Joint Owners)	Date

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting: The Combined Annual Report & Proxy Statement is/are available at www.proxyvote.com .

SONIC FOUNDRY, INC.
Annual Meeting of Stockholders
March 3, 2016 9:00 AM
This proxy is solicited by the Board of Directors

The stockholder(s) hereby appoint(s) G. Weis and K. Minor, or either of them, as proxies, each with the power to appoint his substitute, and hereby authorize(s) them to represent and to vote, as designated on the reverse side of this ballot, all of the shares of common stock of Sonic Foundry, Inc. that the stockholder(s) is/are entitled to vote at the Annual Meeting of Stockholders to be held at 9:00 a.m. Central Time on March 3, 2016 at the Monona Terrace Community and Convention Center, and any adjournment or postponement thereof.

THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED AS DIRECTED BY THE STOCKHOLDER(S). IF NO SUCH DIRECTIONS ARE MADE, THIS PROXY WILL BE VOTED FOR THE ELECTION OF THE NOMINEE LISTED ON THE REVERSE SIDE FOR THE BOARD OF DIRECTORS AND FOR THE PROPOSAL.

PLEASE MARK, SIGN, DATE AND RETURN THIS PROXY CARD PROMPTLY USING THE ENCLOSED REPLY ENVELOPE.

0000262423_2 R1.0.0.51160

Continued and to be signed on reverse side